EXHIBIT 10.3

WEYERHAEUSER COMPANY
2004 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AWARD 2013
TERMS AND CONDITIONS

Pursuant to your Grant Notice (the “Grant Notice”) and these Performance Plan Award Terms and Conditions, Weyerhaeuser Company has granted you under its 2004 Long-Term Incentive Plan (the “Plan”) the number of Performance Plan Awards (“Awards”) indicated in your Grant Notice at the market value indicated in your Grant Notice (the "Grant"). The Grant was made as of the date of the Compensation Committee action authorizing the Grant (the "Grant Date"). You may decline this Grant by notifying sharon.dusek@weyerhaeuser.com within one month of the Grant Date. In the event you decline this Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.
Capitalized terms not explicitly defined in this document but defined in the Plan have the definitions given to such terms in the Plan. Awards represent the Company's unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date based upon satisfaction of certain performance criteria, subject to the terms of this document and the Plan. You have no rights under the Awards other than the rights of a general unsecured creditor of the Company. In addition, the Awards have the following terms and conditions:
1.    Vesting. You can earn the Awards based on the Company's performance in achieving business targets over the two-year performance period. The performance period begins on January 1, 2013 and ends on December 31, 2014. In the first year, achievement will be measured based on one-year cash flow goals. The initial number of shares earned at the end of 2013 will be based on achievement against the cash flow goals and will be increased or decreased as much as 20% based on the Company's relative total shareholder return over the two-year performance period compared to the S&P 500 Index. The maximum number of shares that can be earned under this Award is 150% of target.

Year 1 Performance - Cash Flow		Year 2 Performance - Total Shareholder Rank vs. S&P 500
Performance Achieved	% of Target Earned	Weyerhaeuser TSR Percentile Rank	Modifier
Below minimum performance	—%	25th percentile or lower	(20)%
Minimum (threshold performance)	25%	50th percentile	—%
Target performance	100%	75th percentile or higher	20%
Maximum performance	150%

Subject to the provisions of Section 3, the following vesting schedule will apply to the Awards earned in accordance with the schedule above (the “earned Awards”): The earned Awards will vest over a period of four years. No part of the earned Awards will vest until the two-year anniversary of the Grant Date. On the two-year anniversary of the Grant Date, 50% of the earned Awards will vest, with an additional 25% of the earned Awards vesting on each of the third and fourth anniversaries of the Grant Date, respectively. As of the fourth anniversary of the Grant Date, 100% of the earned Awards will be vested.

2.    Conversion of Awards and Issuance of Shares. Upon each vesting of Awards pursuant to Section 1, one share of Company Common Stock shall be issued for each earned Award that vests on such date (the “Shares”), subject to the terms of the Plan and this document. Thereafter, the Company will subtract from the vested Shares the whole number of Shares necessary to satisfy any required Tax Withholding Obligations as described in Section 9 hereof, and transfer the balance of the vested Shares to you. No fractional shares of Common Stock shall be issued under this Grant. Notwithstanding anything to the contrary, the delivery of vested Shares shall occur as soon as practicable after the vesting date specified in Section 1, but in all events by a date which is within 30 days following such date.
3.    Termination of Employment; Death; Disability; Change in Control. In the event of your termination of employment, death or Disability or a Change in Control while Awards are outstanding, the following vesting and payment provisions will apply. Within 30 days following each applicable release date specified below, one share of Company Common Stock will be issued for each earned Award that is scheduled for release on such date, subject to the terms of the Plan and this document, and subject to any Tax Withholding Obligations as described in Section 9 hereof.
(a)    Termination of Employment at Age 62. If you terminate employment at age 62 or older (such termination being referred to herein as “retirement”), and if clause (ii) in the second paragraph of Section 3(f) is not applicable, you will be entitled to receive all or a portion of your earned Awards as set forth below, to be released on the same dates as provided for in Sections 1 and 2. Specifically, the Awards will be released according to the following schedule:
i.    If your retirement occurs on or after the one-year anniversary of the Grant Date, you will receive 100% of the Awards actually earned as of the end of 2014. The Awards will vest and be released as provided in Sections 1 and 2 above.

ii.    If retirement occurs before the one-year anniversary of the Grant Date, the number of Awards will be pro-rated based on the number of months worked after the Grant Date. The number of Awards you are entitled to receive will be calculated by multiplying the actual number of Awards earned as of the end of 2014 by a fraction the numerator of which is the number of months worked after the Grant Date and the denominator of which is 12. The remaining Awards will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards. The pro-rated Awards will continue to vest according to the vesting schedule described in Section 1 above and be released as provided in Section 2 above.
(b)    Termination of Employment Due to Job Elimination. If your employment is involuntarily terminated due to the elimination of your position with the Company or any Related Company and if clause (ii) in the second paragraph of Section 3(f) is not applicable, your Awards will continue to vest for one year following your termination and your earned and vested Awards will be released as provided in Section 2 above. The remaining unvested portion of your Awards as of the one-year anniversary of your termination date will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards.
(c)    Termination of Employment for Other Reasons. If your employment is terminated before your Awards fully vest under Section 1 and none of the other provisions under Section 3 apply, any Awards that are not vested under Section 1 on the date of your termination are immediately forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards.
(d)    Termination of Employment for Cause. If your employment is terminated for Cause, then notwithstanding anything to the contrary herein, including, but not limited to, Section 3(a), any outstanding Awards will be immediately forfeited at the time the Company or Related Company first notifies you of your termination for Cause. In addition, if your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, payment of all outstanding Awards may be suspended during such period of investigation to the extent permissible under Section 409A of the U.S. Internal Revenue Code (“Section 409A”). If, at the conclusion of such investigation, your employment or service relationship is terminated for Cause, all outstanding Awards shall be immediately forfeited and you shall be required to promptly repay to the Company any Shares relating to such Awards that were previously paid to you during the period of investigation. If any facts that would constitute termination for Cause are discovered after your termination of service, any outstanding Awards may be immediately terminated by the Committee.
“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company or any Related Company after the Company or Related Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or any Related Company.
(e)    Death or Disability. In the event of your death or Disability while actively employed, you will receive 100% of your Awards actually earned as of the end of 2014, determined pursuant to Section 1. If your death or Disability occurs before the second anniversary of the Grant Date, all such earned Awards will be released on the second anniversary of the Grant Date. If your death or Disability occurs on or after the second anniversary of the Grant Date, any remaining earned Awards not already released pursuant to Section 2 will be released as of the date of your death or Disability. In the event of your death, payment will be made to your estate.
As defined by the Company's Retirement Plan for Salaried Employees, “Disability” means “a medical condition in which a Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Administrative Committee or any person or committee delegated by the Administrative Committee to make such determinations”, provided, that only a condition which qualifies as a “disability” for purposes of Treas. Reg. § 1.409A-3(i)(4) (or any successor provision) will constitute a Disability for purposes of these Terms and Conditions.
(f)    Change in Control. In the event a Change in Control occurs before the end of the performance period specified in Section 1, the target performance level will be deemed to have been achieved and you will be deemed to have earned 100% of your Awards.
Following a Change in Control, your earned Awards will vest over the period set forth in Section 1 and be released at the time set forth in Section 2, subject to the provisions of Section 3, provided, however, that: (i) your then outstanding earned Awards will immediately fully vest as of the effective date of the Change in Control in the event that the Awards are not assumed, converted or replaced by the successor entity to the Company, and, to the extent permissible under Section 409A, will be released as of such date if such Change in Control qualifies as a “change in control event” for purposes of Treas. Reg. § 1.409A-3(i)(5) (or successor provisions) and (ii) your earned Awards will immediately fully vest and be released, subject to Section 15, as of the date of your separation from service (as defined in Treas. Reg. § 1.409A-1(h) (or successor provisions)), provided that such separation from service occurs within 24 full calendar months following the effective date of the Change in Control, and is either an involuntary separation by the Company (which term includes, for purposes of this Section 3(f), any Related Company and any successor entity) other than for Cause (as defined above in Section 3(d)) or a voluntary separation by you for Good Reason.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:
i.    a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;
ii.    within two years following a Change in Control, the Company's requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from the Company's headquarters immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business obligations as of the Grant Date;
iii.    a material reduction by the Company of your base salary as in effect immediately prior to the Change in Control;
iv.    a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or
v.    a material reduction in your level of participation, including your target-level opportunities, in any of the Company's short- and/or long-term incentive compensation plans in which you participate as of the Grant Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.
In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason, and (B) the Company fails to correct the event so identified in all material respects within 30 days after receipt of such notice.
4.    Dividends. Except as otherwise specifically provided in this document, you will not be entitled to any rights of a shareholder with respect to any outstanding Awards. Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when Awards are outstanding, you will be credited with additional amounts for each Award equal to the dividend that would have been paid with respect to such Award if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Administrator may be reinvested in Awards) and shall vest and be paid concurrently with the vesting and payment of the Awards upon which such dividend equivalent amounts were paid.
5.    No Rights as Shareholder until Vesting and Issuance of Shares. You will not have any voting or any other rights as a shareholder of the Common Stock with respect to the outstanding

Awards. Upon vesting of the Awards and issuance of shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.
6.    Securities Law Compliance. Notwithstanding any other provision of this award document, you may not sell the Shares acquired upon vesting and issuance of the Awards unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
7.    Non-Transferability of Awards. Notwithstanding any other provision of this award document, you may not sell, pledge, assign, hypothecate, transfer or dispose of your Awards in any manner prior to the distribution to you of shares of Company common stock in respect of such Awards. Awards shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, pursuant to Section 3(e), Shares may be issued to your estate in the event of your death.
8.    Independent Tax Advice. Determining the actual tax consequences of receiving or disposing of the Awards and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Awards and Shares. You are encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of your specific situation.
9.    Taxes and Withholding. You are ultimately liable and responsible for all taxes owed in connection with the Awards, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Awards. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the Grant or vesting of the Awards or the subsequent sale of Shares issuable pursuant to the Awards. The Company does not commit and is under no obligation to structure the Awards to reduce or eliminate your tax liability.
When an event occurs in connection with the Awards (e.g., vesting) that the Company determines results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), to the extent required by law, and to the extent permitted by Section 409A, the Company may retain without notice from Shares issuable under the Awards or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your Tax Withholding Obligation.
The Company may refuse to issue any Shares to you until your Tax Withholding Obligation is satisfied. In accordance with the Plan, an extended delay in satisfying your Tax Withholding Obligation may cause a forfeiture of the Shares.
10.    Grant Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any

Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.
11.    No Right to Damages. You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
12.    Binding Effect. The terms and conditions of this Grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
13.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. (a) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. (b) The Grant is a one-time benefit that does not create any contractual or other right to receive future grants of Awards. (c) All determinations with respect to any such future grants, including, but not limited to, the times when grants will be made, the number of Awards subject to each grant, the grant price, and the time or times when each grant will be exercisable, will be at the sole discretion of the Company. (d) Your participation in the Plan is voluntary. (e) The value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any. (f) The Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. (g) Except as may otherwise be explicitly provided in the terms and conditions of this grant, the vesting of the Grant ceases upon your termination of employment for any reason and any unvested Awards will be forfeited. (h) The future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty.
14.    Employee Data Privacy. By receiving this Grant, you: (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.
15.    Compliance with Section 409A. To the extent that the Company determines that the Awards are subject to Section 409A, these Terms and Conditions will be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. In addition, if the Awards are subject to Section 409A and you must be treated as a “specified employee” within the meaning of Section 409A, any payments made on account of your separation from service for purposes of Section 409A will be made at the time specified above in these Terms and Conditions or, if later, on the date that is six months and one day following the date of your separation from service. To the extent that the Company determines that the Awards are subject to Section 409A and fail to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace the Awards in order to cause the Awards to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.